Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Autolus Therapeutics plc for the registration of 12,180,333 American Depository Shares representing 12,180,333 ordinary shares and to the incorporation by reference therein of our report dated March 10, 2022, with respect to the consolidated financial statements of Autolus Therapeutics plc included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

May 3, 2022